EXHIBIT 99.2

Press Release

A.M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171
For Further Information:
-At ALPHA IR-
Analyst Contact
Chris Hodges or Chris Donovan
(312) 445-2870
Email: CASL@alpha-ir.com
Traded: OTC Pink (CASLQ)

FOR IMMEDIATE RELEASE
August 31, 2017
A.M. CASTLE COMPLETES FINANCIAL RESTRUCTURING, EMERGES FROM CHAPTER 11
Company embarks on new, promising growth trajectory with restructured balance sheet and significantly reduced interest expense
OAK BROOK, IL, August 31, 2017 – A.M. Castle & Co. (OTC Pink: CASL) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, today announced that it has emerged from its voluntary chapter 11 proceedings before the United States Bankruptcy Court for the District of Delaware commenced on June 18, 2017. Having successfully restructured its balance sheet and substantially reduced its debt burden and interest costs under its Amended Prepackaged Joint Chapter 11 Plan of Reorganization, the Company is now poised for growth.
President and CEO Steve Scheinkman commented, “Today, A.M. Castle celebrates a proud step forward that marks a new beginning for our Company. We have successfully and expeditiously completed our financial restructuring, positioning Castle for growth and enabling us to serve our customers and partner with our suppliers more efficiently than we have in the past few, financially-challenged years. As anticipated, we have significantly reduced our debt burden and interest expense and now possess a balance sheet competitive to others in the metals service center industry, enabling us to focus on compelling growth opportunities across our business by creating even more value for our customers and supplier partners. Equally important, we will also plan to make investments back into Castle to ensure we remain a Company that attracts and builds a robust talent base and fulfilling careers for our employees.”
Scheinkman continued, “This milestone is a testament to the hard work of our employees and our leadership team, as well as the confidence of other stakeholders, all of whom reaffirmed their overwhelming belief in Castle’s value proposition throughout the process. Many companies have crumbled under similar circumstances, but Castle has grown. Rumors of our demise were greatly exaggerated, and now, with one of the most competitive balance sheets in the industry, we look forward to regaining our leadership position. Moving forward, we will build on this success by focusing on developing our business, driving innovation for our customers, empowering our branches, and renewing our commitment to our employees and our culture.”
Executive Vice President and Chief Financial Officer Patrick Anderson commented, “As previously announced, our financial restructuring has markedly reduced our debt and interest expense. Following the effective date of our Plan, our initial annual cash interest expense will be approximately $4 million. Further, even including interest on the new convertible debt held primarily by our shareholders, which will initially be

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paid “in-kind,” our total yearly interest expense has decreased by nearly 70%, from approximately $36 million per year prior to the restructuring. With this new, improved balance sheet, we will be able to invest further in both organic and strategically acquired revenue growth, capital investments, and innovation for our customers.”
Scheinkman concluded, “This journey has been a long one for our employees, our leadership, and all of our stakeholders. We sincerely thank everyone involved for their belief and support through this process. We are excited about what the future holds for Castle and all of our stakeholders with this restructuring now complete.”
About A.M. Castle & Co.
Founded in 1890, A.M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller-sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia. Its common stock is traded on the OTC Pink Current Information® under the ticker symbol "CASLQ".
Cautionary Statement on Risks Associated with Forward-looking Statements
Information provided and statements contained in this release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Such forward-looking statements speak only as of the date of this release and the Company assumes no obligation to update the information included in this release. Such forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy, use of funds, and the cost savings and other benefits that we expect to achieve from our restructuring. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “predict,” “plan,” “should,” or similar expressions. These statements are not guarantees of performance or results, and they involve risks, uncertainties, and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, there are many factors that could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include or relate to: other competing uses for funds, including the payment of the administrative or other expenses of our chapter 11 cases; the effects of the filing of our chapter 11 cases on our business and the interests of various constituents; our ability to execute the Company’s business and financial reorganization plan; and increased advisory costs to execute our reorganization. Other factors include our ability to effectively manage our operational initiatives and restructuring activities, the impact of volatility of metals prices, the cyclical and seasonal aspects of our business, our ability to effectively manage inventory levels, our ability to successfully complete the remaining steps in our strategic refinancing process, and the impact of our substantial level of indebtedness, as well as including those risk factors identified in our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and our Quarterly Report on Form 10-Q for the second quarter ended June 30, 2017. All future written and oral forward-looking statements by us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except as required by the federal securities laws, we do not have any obligations or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future, to reflect the occurrence of unanticipated events or for any other reason.

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